AMENDMENT NO. 3

TO THE SUBADVISORY AGREEMENT

This Amendment No. 3 (the "Amendment"), made and entered into as of February 5, 2020, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company ("Investment Manager") and Loomis, Sayles & Company, L.P., a Delaware limited partnership ("Subadviser"), dated January 15, 2014, as amended November 19, 2015 and October 21, 2019 (the "Agreement").

WHEREAS, Investment Manager and Subadviser desire to amend the Agreement, including Schedule A thereto.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

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Document Number: 359328

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment		Loomis, Sayles & Company, L.P.
Advisers, LLC
By:	/s/ David Weiss	By:	/s/ Lauren B. Pitalis

	Signature		Signature
Name:	David Weiss	Name:	Lauren B. Pitalis

	Printed		Printed
Vice President, Director of
Title:	Assistant Secretary	Title:	Client Intake

Document Number: 359328

AMENDMENT NO. 3

TO THE SUBADVISORY AGREEMENT

SCHEDULE A AS OF APRIL 1, 2020

[SCHEDULE LISTING FUND AND FEE RATE OMITTED]

Document Number: 359328